Filed pursuant to Rule 424(b)(3)

Registration No. 333-114430

Prospectus Supplement No. 2 to Prospectus

Freeport-McMoRan Copper & Gold Inc.

1,100,000 Shares

5½% Convertible Perpetual Preferred Stock and the

Class B Common Stock Issuable Upon Conversion of the

5½% Convertible Perpetual Preferred Stock

____________________

This prospectus supplement relates to the resale by the selling securityholders listed below of 5½% Convertible Perpetual Preferred Stock of Freeport-McMoRan Copper & Gold Inc., and the shares of class B common stock of Freeport-McMoRan Copper & Gold Inc. issuable upon the conversion of the stock.  You should read this prospectus supplement together with the prospectus dated May 3, 2004, and the prospectus supplement No. 1 dated June 4, 2004, which are to be delivered with this prospectus supplement.

The table below (1) sets forth additional and updated information with respect to the number of shares of the preferred stock owned by each selling securityholder, and the shares of common stock into which such stock is convertible, that may be offered under the prospectus by the selling securityholders, and (2) supplements and, to the extent inconsistent with, amends the table appearing in the section entitled “Selling Securityholders” beginning on page 35 of the prospectus.  To the extent a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supercedes the information set forth in the prospectus.

The number of shares of our class B common stock shown in the table below assumes conversion of all of the shares of the preferred stock held by such holder at the initial conversion rate of 18.8019 shares of common stock per share of the preferred stock.  This conversion rate is subject to certain adjustments as described under “Description of the Preferred Stock – Conversion Rights” in the prospectus.  Accordingly, the shares of class B common stock issuable upon conversion of the preferred stock may increase or decrease from time to time.  Under the terms of the certificate of designations, fractional shares will not be issued upon conversion of the preferred stock.  Cash will be paid in lieu of fractional shares, if any.  As of June 30, 2004, we had 173,770,485 shares of our class B common stock outstanding.

The information in the table below is based on information provided by or on behalf of the selling securityholders.  The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their stock or class B common stock since the date on which they provided the information regarding their stock or class B common stock in transactions exempt from the registration requirements of the Securities Act of 1933.  Because the selling securityholders may offer all or some portion of the preferred stock or the class B common stock to be offered by them, we cannot estimate the amount of any sales.

Name	Number of Shares of Preferred Stock Beneficially Owned That May Be Sold	Percentage of Preferred Stock Outstanding*	Number of Shares of Underlying Common Stock That May Be Sold
Akela Capital Master Fund, Ltd.	13,000	1.18%	244,424
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	7,090	**	133,305
Argent Classic Convertible Arbitrage Fund II, L. P.	420	**	7,896
Argent Classic Convertible Arbitrage Fund L. P.	1,820	**	34,219
Argent LowLev Convertible Arbitrage Fund II, LLC	130	**	2,444
Argent LowLev Convertible Arbitrage Fund LLC	870	**	16,357
Argent LowLev Convertible Arbitrage Fund Ltd.	4,710	**	88,556
Bancroft Convertible Fund, Inc.	1,500	**	28,202
BankAmerica Pension Plan	2,500	**	47,004
Barclays Global Investors Limited	1,000	**	18,801
Barnet Partners, Ltd.	1,500	**	28,202
BMO Nesbitt Burns Inc.	2,000	**	37,603
BP Amoco PLC Master Trust	827	**	15,549
Century Park Trust	1,000	**	18,801
Chrysler Corporation Master Retirement Trust	11,500	1.05%	216,221
Class C Trading Company, Ltd.	420	**	7,896
CODA CAPITAL MANAGEMENT, LLC	810	**	15,229
CODA/KHPE CONVERTIBLE PORTFOLIO	360	**	6,768
CQS Convertible and Quantitative Strategies Master Fund Limited	62,000	5.64%	1,165,717
Credit Suisse First Boston Europe LTD	140	**	2,632
Custom Investments PCC, Ltd.	100	**	1,880
DeepRock & Co	1,000	**	18,801
Dodeca Fund, L.P.	665	**	12,503
DuckBill & Co	1,000	**	18,801
Ellsworth Convertible Growth and Income Fund, Inc.	1,500	**	28,202
F.M. Kirby Foundation, Inc.	2,200	**	41,364
Fidelity Financial Trust: Fidelity Convertible Securities Fund	34,500	3.14%	648,665
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund	1,050	**	19,741
GARTMORE CONVERTIBLE FUND	780	**	14,665
General Motors Welfare Benefit Trust	1,000	**	18,801
GMAM Group Pension Trust	1,000	**	18,801
Grace Convertible Arbitrage Fund, LTD	6,000	**	112,811
HFR CA Global Select Master Trust Account	170	**	3,196
Hotel Union & Hotel Industry of Hawaii Pension Plan	216	**	4,061
Inflective Convertible Opportunity Fund I, L.P.	35	**	658
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	1,600	**	30,083
International Truck & Engine Corporation Retiree Health Benefit Trust	600	**	11,281
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	1,500	**	28,202
JMG Capital Partners, L.P.	15,250	1.39%	286,728
JMG Triton Offshore Fund, LTD.	15,250	1.39%	286,728
John Deere Pension Trust	1,000	**	18,801
JP Morgan Securities Inc.	9,000	**	169,217
LW PAXSON CONV CRUT	100	**	1,880
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	830	**	15,605
Microsoft Corporation	3,100	**	58,285
Motion Picture Industry Health Plan - Active Member Fund	600	**	11,281
Motion Picture Industry Health Plan - Retiree Member Fund	500	**	9,400
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	2,000	**	37,603
Newport Alternative Income Fund	925	**	17,391
OCM Convertible Trust	6,000	**	112,811
OCM Global Convertible Securities Fund	500	**	9,400
Pacific Funds - Putnam Equity Income Fund	7	**	131
Pacific Life Insurance Company - Pacific Select Fund Equity Income Portfolio	90	**	1,692
Peoples Benefit Life Insurance Company TEAMSTERS	1,500	**	28,202
Putnam Convertible Income-Growth Trust	7,985	**	150,133
Putnam Equity Income Fund	1,360	**	25,570
Putnam High Income Bond Fund	1,360	**	25,570
Putnam High Income Opportunities Trust	850	**	15,981
Putnam Variable Trust - Putnam VT Equity Income Fund	43	**	808
Qwest Occupational Health Trust	500	**	9,400
RBC Alternative Assets - Conv Arb	250	**	4,700
Retail Clerks Pension Trust	1,000	**	18,801
Retail Clerks Pension Trust #2	1,000	**	18,801
Richard Mueller	60	**	1,128
Salomon Brothers Asset Management, Inc.	20,000	1.82%	376,038
Silver Convertible Arbitrage Fund, LDC	400	**	7,520
Silvercreek II Limited	2,495	**	46,910
Silvercreek Limited Partnership	4,080	**	76,711
SSI Blended Market Neutral L.P.	429	**	8,066
SSI Hedged Convertible Market Neutral L.P.	569	**	10,698
St. Albans Partners Ltd.	2,250	**	42,304
State Employees' Retirement Fund of the State of Delaware	3,500	**	65,806
Teachers Insurance and Annuity Association of America	12,000	1.09%	225,622
The St. Paul Travelers Companies, Inc. - Commercial Lines	600	**	11,281
The St. Paul Travelers Companies, Inc. - Personal Lines	400	**	7,520
UBS AG London	23,000	2.09%	432,443
UBS Securities LLC	250	**	4,700
Univest Multi-Strategy - Conv Arb	150	**	2,820
UnumProvident Corporation	1,100	**	20,682
Vanguard Convertible Securities Fund, Inc.	36,200	3.29%	680,628
Viacom Inc. Pension Plan Master Trust	23	**	432
Waterstone Market Neutral Fund L.P.	3,500	**	65,806
Waterstone Market Neutral MAC 51, Ltd.	3,400	**	63,926
Waterstone Market Neutral Offshore Fund, Ltd.	26,600	2.42%	500,130
Whitebox Diversified Convertible Arbitrage Partners LP	3,000	**	56,405
WPG Convertible Arbitrage Overseas Master Fund	600	**	11,281
Xavex Convertible Arbitrage 10 Fund	670	**	12,597
Xavex Convertible Arbitrage 2 Fund	260	**	4,888
Yield Strategies Fund I, L.P.	1,500	**	28,202
Yield Strategies Fund II, L.P.	1,500	**	28,202
Zurich Institutional Benchmarks Master Fund Ltd.	936	**	17,598

Total	388,985	35.36%	7,313,605

*

Based on 1,100,000 shares of the preferred stock outstanding.

**

Less than 1%.

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Investing in the preferred stock involves significant risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is July 26, 2004.